Exhibit 99.1

Utah Medical Products, Inc. Reports Financial Performance for Third Quarter 2011

Contact: Paul Richins	October 20, 20111
(801) 566-1200

Salt Lake City, Utah - In the third calendar quarter (3Q) and first nine months (9M) of 2011, Utah Medical Products, Inc.’s (Nasdaq: UTMD) changes in financial results compared to the same time period in the prior calendar year were as follows:
	3Q (July – September)	9M (January – September)
Sales:	+74%	+48%
Gross Profit:	+95%	+66%
Operating Income:	+57%	+32%
Net Income:	+48%	+23%
Earnings Per Share:	+48%	+23%

The changes above were driven primarily by UTMD’s March 18, 2011 acquisition of Femcare Holdings Ltd.
UTMD achieved the following profit margins in 3Q 2011 and 9M 2011 compared to 3Q 2010 and 9M 2010:

	3Q 2011 (Jul – Sep)	9M 2011 (Jan – Sep)	3Q 2010 (Jul – Sep)	9M 2010 (Jan – Sep)
Gross Profit Margin (gross profits/ sales):	60.4%	59.0%	53.8%	52.5%
Operating Profit Margin (operating profits/ sales):	32.8%	31.9%	36.4%	35.6%
Net Profit Margin (profit after taxes/ sales):	20.7%	19.9%	24.4%	23.8%

Sales.  Comparing 3Q 2011 to 3Q 2010 global sales in product categories, blood pressure monitoring device/ components (BPM) sales were up 7%, neonatal device sales were up 5%, gynecology/ electrosurgery device sales were up 310% and obstetrics device sales were down 8%.  All of Femcare’s sales are included in the gynecology category.  For 9M 2011 compared to 9M 2010 global sales in product categories, BPM sales were up 7%, neonatal device sales were down 5%, gynecology/ electrosurgery device sales were up 201% and obstetrics device sales were down 2%.

International sales in 3Q 2011 and 9M 2011, respectively, were up 217% and 142%. With the addition of Femcare, international sales were 51% of total consolidated 3Q 2011 sales, and 49% of 9M 2011 sales.  Femcare’s sales were 63% of total international sales in 3Q 2011, and 55% in 9M 2011. UTMD Ireland 3Q 2011 shipments compared to 3Q 2010 were down 7% in U.S. dollar (USD) terms and down 12% in Euro terms. For 9M 2011 compared with 9M 2010, UTMD Ireland USD- and Euro-denominated trade shipments were down 7% and 13% respectively.

Domestic sales were up 18% in 3Q 2011 and 7% in 9M 2011 compared to the same periods in 2010. Domestic direct sales of finished devices to U.S. end-users were 5% lower in both 3Q 2011 and 9M 2011 compared to the same periods in 2010, a continuation of the experience of lower hospital utilization rates of UTMD’s specialty devices. Domestic sales of OEM components to other companies were up 282% for 3Q 2011 and 145% for 9M 2011. Sales of Femcare’s Filshie Clip System components to Cooper Surgical Inc. accounted for the increase.

Gross Profit.  UTMD’s gross profit margin (GPM), gross profits divided by sales, was 60.4% in 3Q 2011 and 59.0% in 9M 2011 compared to 53.8% and 52.5% in the same periods in the prior year. The improvement was due to the addition of Femcare’s devices with higher GPMs. Excluding Femcare, UTMD’s GPM was about 53% for both 3Q 2011 and 9M 2011.

Operating Income.  UTMD’s 3Q and 9M 2011 operating profit margins (OPMs), operating income divided by sales, were 32.8% and 31.9% respectively, compared to 36.4% and 35.6% in the same periods of 2010, despite the significantly higher GPMs in 2011 compared to the prior year. The lower OPMs were due to 1) the amortization of intangible assets that resulted from the Femcare acquisition, 2) acquisition expenses, and 3) higher relative operating expenses at Femcare:

Item 1) –
The amortization of $38,796 (unless otherwise indicated, currency amounts are in thousands) in identifiable intangible assets resulting from the Femcare acquisition, which will be included in G&A expenses over a period of 15 years, was 6.0% of 3Q 2011 total sales and 5.0% of 9M total sales.

Item 2) –
Acquisition expenses were $8 in 3Q 2011 and $293 in 9M 2011. The 3Q expenses were associated with responding to SEC comment letters regarding UTMD’s Form 8-K describing historical Femcare financial performance prior to the acquisition.  As reported last quarter, UTMD expected its acquisition expenses would come to an end in 3Q 2011, but it appears more costs related to unresolved SEC comment letters will be incurred in 4Q 2011. Acquisition expenses represented 1.0% of 9M 2011 sales.

Item 3) –	Some operating expense productivity improvements were achieved in 3Q. More work remains to be done.

Earnings before Tax (EBT).  Compared to the prior year’s same periods, 3Q and 9M 2011 EBT margins (EBT divided by sales) were diminished by the interest expense incurred in borrowing $26,934 to acquire Femcare, and lower interest income as a result of using $14,571 in cash reserves to acquire Femcare.  Total interest expense in 3Q and 9M 2011 was $281 and $635, respectively, compared to $6 and $19 in the same periods of 2010.  3Q and 9M 2011 EBT margins were 30.4% and 29.9%, respectively, compared to 36.9% and 36.0% in the same periods of 2010.

Net Income. UTMD’s net profit increased 48% in 3Q 2011 and 23% in 9M 2011 compared to the same periods in the prior year. Although diluted by the amortization of intangible assets and interest expense on debt assumed in completing the Femcare acquisition, 3Q 2011 and 9M 2011 net profit margins (NPMs), net income divided by sales, were healthy at 20.7% and 19.9% compared to 24.4% and 23.8% for 3Q 2010 and 9M 2010, respectively.  Currently, the corporate income tax rate in the UK is 26%, in Australia 30%, in Ireland about 12% and in the U.S. 39% before credits and special deductions.

Earnings per share (EPS).  3Q 2011 EPS increased 20 cents per share compared to 3Q 2010. Actual diluted shares used to calculate 3Q 2011 EPS increased to 3,643,716 from 3,630,981 in 3Q 2010. For 9M 2011, EPS increased 29 cents compared to 9M 2010. Diluted shares used to calculate 9M 2011 EPS decreased to 3,641,932 from 3,642,901 in 9M 2010.  The number of diluted shares change resulted from the impact of options exercised in 4Q 2010 and 9M 2011, and the variance in dilution resulting from the applicable share price. The Company has not repurchased any of its shares to date in 2011.

Financial Statement Summary.  The income statement performance achieved in 3Q 2011 exceeded management’s expectations this early in the assimilation of Femcare operations into UTMD.  The excellent performance suggests that UTMD’s EPS target in the range of $1.95 - $2.00 for the full year of 2011may be exceeded as well. Excluding the noncash effects of depreciation, amortization of intangible assets and stock option expense, 3Q 2011 consolidated earnings before taxes plus interest expense were $4,418.

UTMD’s September 30, 2011 balance sheet compared with its June 30, 2011 balance sheet demonstrates improvement in all categories except accrued liabilities.  The increase in accrued liabilities was due to the timing of payment of accrued income taxes.  The 3Q 2011 reduction in loan principal balances was $2,157.  Continuing at the rate UTMD has repaid loan principal on the five year term loans it obtained to help finance the Femcare acquisition in March, it will repay all its remaining debt in another 3.5 years. Property and equipment capital expenditures during 9M 2011 were $196, less than depreciation of fixed assets by $340.

Financial ratios as of September 30, 2011 follow:
1)  Current Ratio (including the current portion of loans) = 1.7
2)  Days in Receivables (based on 3Q sales activity) = 40
3) Average Inventory Turns (based on 3Q CGS) = 3.4
4) Year-to-Date ROE = 19% (prior to dividend payments)
       = 10% (after payment of shareholder dividends)

UTMD’s dilution from unexercised option shares added to actual weighted average outstanding shares for purposes of calculating eps was 7,400 in 3Q 2011 compared to 14,800 in 3Q 2010, and 13,400 in 9M 2011 compared to 21,200 in 9M 2010.  The actual number of outstanding shares at the end of 3Q 2011 was 3,638,100 which included 3Q 2011 employee option exercises of 3,300 shares.  The total number of outstanding unexercised options at September 30, 2011 was 258,100 shares at an average exercise price of $25.30/ share, including shares awarded but not vested.  This compares to 221,600 option shares outstanding at the end of 3Q 2010 at an average exercise price of $24.53/ share.

Risk factors that could cause results to differ materially in future quarters include clinical acceptance of products, timing of regulatory approvals of new products and of distributing existing products in new geographical areas, government intervention in the health care marketplace, distribution restrictions by anticompetitive hospital administrative agreements, foreign currency exchange rates, the Company’s ability to efficiently manufacture, market, and sell its products globally, among other factors that have been outlined in UTMD’s public disclosure filings with the SEC. The SEC Form 10-Q for 3Q 2011 will be filed with the SEC by November 9.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures, assembles and markets a broad range of disposable and reusable specialty medical devices designed for better health outcomes for patients and their care-providers.  For more information about Utah Medical Products, Inc., visit UTMD’s website at www.utahmed.com.

Utah Medical Products, Inc.

  INCOME STATEMENT, Third Quarter (3 months ended September 30)
  (in thousands except earnings per share):

	3Q 2011	3Q 2010	Percent Change
Net Sales	$10,784	$6,201	+73.9%
Gross Profit	6,518	3,336	+95.4%
Operating Income	3,539	2,257	+56.8%
Income Before Tax	3,274	2,289	+43.1%
Net Income	2,237	1,512	+48.0%
Earnings Per Share	$0.614	$0.416	+47.5%
Shares Outstanding (diluted)	3,644	3,631

  INCOME STATEMENT, First Nine Months of Year (9 months ended September 30)
  (in thousands except earnings per share):

	9M 2011	9M 2010	Percent Change
Net Sales	$27,954	$18,912	+47.8%
Gross Profit	16,487	9,925	+66.1%
Operating Income	8,929	6,741	+32.5%
Income Before Tax	8,368	6,807	+22.9%
Net Income	5,556	4,505	+23.3%
Earnings Per Share	$1.526	$1.237	+23.4%
Shares Outstanding (diluted)	3,642	3,643

  BALANCE SHEET
(in thousands)	(unaudited) SEP 30, 2011	(unaudited) JUN 30, 2011	(audited) DEC 31, 2010	(unaudited) SEP 30, 2010
Assets
Cash & Investments	$7,098	$6,350	$18,536	$21,351
Accounts & Other Receivables, Net	5,027	4,965	3,163	2,866
Inventories	4,963	5,021	3,097	3,270
Other Current Assets	655	728	346	474
Total Current Assets	17,743	17,064	25,142	27,961
Property & Equipment, Net	9,065	9,529	8,750	8,892
Intangible Assets, Net	52,251	54,174	7,346	7,357
Total Assets	$79,059	$80,767	$41,238	$44,210

Liabilities & Shareholders’ Equity
A/P & Accrued Liabilities	$5,024	$4,391	$1,688	$2,423
Current Portion of Notes Payable	5,470	5,573	215	231
Total Current Liabilities	10,494	9,964	1,903	2,654
Notes Payable (excluding current portion)	18,536	20,590	909	1,037
Other LT Liabilities	460	592	-	-
Deferred Tax Liability – Intangible	8,425	8,832	-	-
Deferred Revenue and Income Taxes	777	792	634	741
Shareholders’ Equity	40,367	39,997	37,792	39,778
Total Liabilities & Shareholders’ Equity	$79,059	$80,767	$41,238	$44,210